Exhibit 10(j)

Amendments to Wells Fargo & Company Supplemental Cash Balance Plan

Sec. 4 of the Wells Fargo & Company Supplemental Cash Balance Plan (the “Supplemental Plan”) is amended in its entirety effective February 1, 2019 to read in full as follows:

Sec. 14 Death Benefits. The following benefits are payable under this Plan following the death of a participant:

(a)
If the participant dies prior to the first day of the month as of which the participant’s vested Plan benefit is to be paid or commence under Section 13, the participant’s vested Plan benefit determined as of the January 1 following the date of the participant’s death shall be paid to the participant’s Beneficiary in a lump sum cash distribution as soon as administratively feasible after such January 1, but no later than the December 31 following such January 1.

(b)
If a participant who is to receive a lump sum distribution under Section 13 dies on or after the first day of the month as of which the participant’s lump sum is to be paid, but before the lump sum is actually paid, the lump sum distribution shall be paid as soon as administratively feasible to the participant’s estate.

(c)
If the participant dies on or after the first day of the month as of which payment of the participant’s vested Plan benefit commences, or is to commence, in the form of a monthly annuity pursuant to Section 13(b) or (c), the participant’s joint annuitant or Beneficiary shall receive such benefit, if any, that may be provided for that person by the form of annuity the participant elected. In the event such a participant dies before actually beginning to receive monthly annuity payments, this subsection shall be applied as if the participant had begun receiving such payments immediately prior to his or her death.

(d)
Notwithstanding subsection (c), if the Actuarial Equivalent present value of any annuity payable to a joint annuitant or Beneficiary immediately following the participant’s death is less than the limit in effect under Code section 402(g) for the year in which the participant’s death occurs, the entire death benefit payable to such person shall instead be paid in a lump sum cash distribution as soon as administratively feasible after the January 1 following the participant’s death, but no later than the December 31 following such January 1.

(e)	In the event of any delay in any payment or payments due under the preceding subsections of this section, there shall be no adjustment for interest or earnings during the period of the delay.

(f)
For purposes of this Plan, a “Beneficiary” is one or more individuals, trusts, estates or charitable organizations designated by a participant to receive any benefit payable under the Plan in the event of the participant’s death. A participant who has designated a Beneficiary may, without the consent of such Beneficiary, alter or revoke such designation. To be effective, any such designation, alteration, or revocation shall be in such form as the Plan Administrator may prescribe, and shall be filed with the Plan Administrator or its agent prior to the participant’s death.

If at the time of a participant’s death the Plan Administrator or its designated agent is not in possession of a fully effective designation of his Beneficiary, or if the designated Beneficiary does not survive the participant, the participant’s Beneficiary shall be the person or persons surviving in the first of the following classes in which there is a survivor, share and share alike:

(1)	The participant’s Spouse or Domestic Partner.

(2)
The participant’s biological and adopted children, except that if any of his or her children predecease the participant but leave descendants surviving the participant, such descendants shall take by right of representation the share their parent would have taken if living.

(3)	The participant’s parents.

(4)	The participant’s brothers and sisters.

(5)	The participant’s estate.
Notwithstanding the foregoing, if a participant has not commenced distribution from the Pension Plan prior to his or her death and did not designate a beneficiary under this Plan but has an effective beneficiary designation on file for the Pension Plan, the beneficiary designation on file for the Pension Plan shall apply to this Plan.

Except as herein expressly amended, all the terms and provisions of the Supplemental Plan shall continue in full force and effect.